Exhibit 5.1

May 8, 2025

Reference: 95346/64
NovaGold Resources Inc., Suite 1860, 400 Burrard St. Vancouver, BC V6C 3A6

Re:	NovaGold Resources Inc. – Registration Statement on Form S-3 – Final Prospectus Supplement

Dear Sirs/Mesdames:

We have acted as counsel to NovaGold Resources Inc., a company existing under laws of British Columbia, (the “Company”) in connection with an offering (the “Offering”) involving the issuance and sale by the Company of up to an aggregate of 55,027,500 common shares in the capital of the Company (the “Shares”), which amount includes 7,177,500 Option Shares (as defined below) which may be issued in connection with the exercise, in full, of the Option (as defined below), at a price of US$3.75 (the “Offering Price”) per Share, pursuant to an underwriting agreement (the “Underwriting Agreement”) dated May 7, 2025, among Citigroup Global Markets Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named in Schedule II of the Underwriting Agreement (collectively, the “Underwriters”) and the Company.

The Company has granted to the Underwriters an option (the “Option”) to purchase up to an additional 7,177,500 Shares (the “Option Shares”) at the Offering Price per Option Share. The Option may be exercised in whole or in part at any time for a period ending 30 days following the date hereof.

On April 23, 2025, the Company filed with the United States Securities and Exchange Commission (the “Commission”) the registration statement on Form S-3 (File No. 333-286696) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and the rules and regulations of the Commission (the “Rules and Regulations”), which registration statement was effective upon filing. Such registration statement at any given time, as amended to such time, including any exhibits and all documents incorporated by reference therein, and the documents otherwise deemed to be a part thereof or included therein by the U.S. Securities Act and the Rules and Regulations, is referred to herein as the “Registration Statement”. The base prospectus contained in the Registration Statement at the time it became effective, is referred to herein as the “Base Prospectus”. On May 6, 2025, a preliminary prospectus supplement relating to the Shares was filed with the Commission pursuant to Rule 424(b)(5) under the U.S. Securities Act (together with any documents incorporated therein by reference, the “Preliminary Prospectus Supplement”, and together with the Base Prospectus, the “Preliminary Prospectus”). On May 8, 2025, a final prospectus supplement relating to the Shares was filed with the Commission pursuant to Rule 424(b)(5) under the U.S. Securities Act (together with any documents incorporated therein by reference, the “Final Prospectus Supplement” and together the Base Prospectus, including all documents incorporated by reference therein and any “issuer free writing prospectus” (as defined in Rule 433 under the U.S. Securities Act) relating to the Offering and, the “U.S. Prospectus”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that the Shares and the Option Shares (if issued) will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the U.S. Prospectus and the Underwriting Agreement.

Based upon and subject to the foregoing, we are of the opinion that the Shares and the Option Shares, if and when issued in accordance with the provisions of the Underwriting Agreement, including the receipt by the Company of the consideration therefor and the proper exercise by the Underwriters of the Option to purchase the Option Shares, will be validly issued as fully paid and non-assessable shares of the Company.

The foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Company in connection with the U.S. Prospectus. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the offering. We also hereby consent to being named in the “Legal Matters” section of the U.S. Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

“Blake, Cassels & Graydon LLP”